Contacts:
            Community Central Bank Corp. - Ray Colonius - P:586 783-4500
            Marcotte Financial Relations - Mike Marcotte - P:248 656-3873

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q3 EARNINGS                                    For Immediate Release

Third Quarter 2003 Highlights

  Q3 2003 earnings up 14.3% over Q3 2002
  Total assets top $347 million
  Acquisition of North Oakland Community Bank completed in October
  Five cents per share dividend paid

            MOUNT CLEMENS, Mich., Nov. 3, 2003 -- Community Central Bank Corporation (NNM:CCBD), the holding company for Community Central Bank, posted increased earnings for the third quarter ended September 30, 2003, David A. Widlak, Chairman and Chief Executive Officer, reported today.

            Net income for the third quarter of 2003 rose 14.3% to $567,000, or $0.21 per diluted share, from $496,000, or $0.19 per diluted share for the third quarter 2002. Year to date net income increased 17.0% to $1,568,000, or $0.58 per diluted share, from $1,340,000, or $0.51 per diluted share, for the first nine months of 2002.

            At September 30, 2003, the Corporation's total assets were $347.4 million, an increase of $59.8 million from December 31, 2002. The largest segment of asset growth occurred in the loan portfolio, which increased $39.3 million, or 19.3%, from December 31, 2002 to September 30, 2003. The growth in the loan portfolio was funded with increased deposits and borrowings. Total deposits increased $37.3 million, or 18.6%, from December 31, 2002 to September 30, 2003 and borrowings, comprising, repurchase agreements and Federal Home Loan Bank advances, increased, in total, $22.1 million, or 42.2%, during that same nine month period.

            The net interest margin, as measured on a taxable equivalent basis, was 3.00% for the third quarter 2003 compared to 3.03% in the second quarter of 2003. The negative effect of premium amortization on mortgage backed securities resulting from substantial prepayments experienced throughout the third quarter was substantially offset by increases in higher yielding loans and a continuing decline in the overall cost of funds.

more

Community Central Bank Corp.
Q3 2003 results

            Growth in noninterest income for the third quarter 2003 when compared to the third quarter last year was primarily comprised of gains on the sale of mortgage loans. Growth in non-interest expense, when compared to the third quarter last year, was largely attributable to variable costs associated with mortgage originations, including commission expense. The costs related to the mortgage operations were more than offset by growth in corresponding non-interest income from the subsidiary. Noninterest expense, excluding expenses related to the mortgage subsidiary, increased on a quarterly and year to date basis 3.7% and 11.0%, respectively. The increases were the result of expanded staffing levels and investment in infrastructure.

            At September 30, 2003, nonperforming loans as a percentage of the loan portfolio was 0.21% compared to 0.41% at December 31, 2002. The allowance for loan losses to total loans was 1.42% at September 30, 2003, and 664.0% to nonperforming loans at September 30, 2003.

            Mr. Widlak stated, "We are excited to report a record quarterly net income for the Corporation. We continue our efforts to expand and enhance our franchise as evidenced by the transaction we recently completed with North Oakland Community Bank. We expect this transaction to be accretive to earnings in 2004 and to provide us with expanded opportunities in all facets of our operations. We believe our team is succeeding in delivering a superior level of service to an expanded customer base. We continue to target selected market areas for future growth as an ongoing strategy."

            Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Corporation opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland and St. Clair counties with a full range of lending, deposit and Internet banking services. The Bank operates two full service facilities, one in Mount Clemens and the other in Rochester Hills, Michigan. Additionally, the Bank operates a Loan Center in Port Huron, Michigan, serving small to medium-sized businesses in the St. Clair County area, and owns a mortgage subsidiary, Community Central Mortgage Company, LLC with locations in Mount Clemens, Warren, Dearborn, Livonia and Anchorville. The Corporation's common shares trade on the Nasdaq National Market under the symbol "CCBD".

more

Community Central Bank Corp.
Q3 2003 results

            Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include changes in interest rate and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in the national and local economy; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions that build shareholder value; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission. The Corporation assumes no responsibility to update forward-looking statements.

more
(financial schedules follow)

Community Central Bank Corp.
Q3-2003 results

Community Central Bank Corporation (NNM:CCBD)
Summary of Selected Financial Data - Unaudited

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
	(In thousands)		(In thousands)
OPERATIONS
Interest income	$3,960	$3,897	$11,846	$11,046
Interest expense	1,681	1,717	5,237	4,794

Net Interest Income	2,279	2,180	6,609	6,252
Provision for credit losses	50	260	125	575

Net Interest Income after Provision	2,229	1,920	6,484	5,677
Noninterest income	2,271	1,891	6,509	3,594
Noninterest expense	3,711	3,074	10,772	7,300

Income before Taxes	789	737	2,221	1,971
Provision for income taxes	222	241	653	631

Net Income	$567	$496	$1,568	$1,340

Condensed Balance Sheet

	Unaudited Sept 30, 2003	Audited December 31, 2002
		(In thousands)
Assets
Cash and equivalents	$28,811	$9,405
Investments	56,977	60,709
Residential mortgage loans held for sale	7,252	11,245
Loans	243,362	204,049
Allowance for loan losses	(3,453)	(3,377)
Other Assets	14,474	5,605

Total Assets	$347,423	$287,636
Liabilities and stockholders' equity
Deposits	$238,009	$200,719
Repurchase Agreements	22,106	8,006
Federal Home Loan Bank Advances	52,388	44,388
Other Liabilities	1,674	2,376
Guaranteed pref. beneficial interest in Corps subordinated debentures	10,000	10,000
Stockholders' equity	23,246	22,147

Total Liabilities and stockholders' equity	$347,423	$287,636

more

Community Central Bank Corp.
Q3-2003 results

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
	2003	2002	2003	2002
PER SHARE DATA
Basic earnings per share	$0.21	$0.19	$0.59	$0.51
Diluted earnings per share	$0.21	$0.19	$0.58	$0.51
Book value per share at end of period	$8.55	$8.26	$8.55	$8.26
Diluted average shares outstanding (000's)	2,724	2,651	2,701	2,644
Actual shares outstanding at end of period (000's)	2,718	2,671	2,718	2,671
OTHER DATA
Net interest margin (fully tax-equivalent)	3.00%	3.43%	3.01%	3.49%
Allowance for loan losses to total loans	1.42%	1.77%	1.42%	1.77%
Nonperforming loans to total loans	0.21%	0.47%	0.21%	0.47%
Nonperforming assets to total assets	0.24%	0.42%	0.24%	0.42%
Allowance for loan losses to
Nonperforming loans	664.00%	376.80%	664.00%	376.80%
Stockholders' equity to total assets	6.69%	7.87%	6.69%	7.87%
Tier 1 Leverage Ratio	9.55%	10.64%	9.55%	10.64%

###